In fobird Co., Ltd Issuer Free Writing Prospectus dated ________, 2020 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus dated December 9, 2020 Registration Statement No. 333 - 251234

2 Forward - looking Statements • This presentation contains forward - looking statements that are based on the beliefs and assumptions of the management team of In fobird Co., Ltd (“Infobird”) and on information currently available to such management team. These forward - looking statements are subject to num erous risks and uncertainties, many of which are beyond Infobird’s and its subsidiaries' and affiliates' control. All statements, other than sta tements of historical fact, contained in this presentation, including statements regarding future events, future financial performance, business strategy an d plans, and objectives of Infobird for future operations, are forward - looking statements. Although Infobird does not make forward - looking statements un less it believes it has a reasonable basis for doing so, Infobird cannot guarantee their accuracy. These statements are only predictions and involve kno wn and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of Infob ird and its industry to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these f orw ard - looking statements. You should not place undue reliance on any forward - looking statement. Infobird undertakes no obligation to update or revise publ icly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as r equired by applicable law. • This presentation contains industry, statistical and market data from Infobird’ s internal estimates and research as well as fro m third party publications, surveys and reports. Although Infobird has not independently verified the accuracy or completeness of the data contained in t hes e industry publications, surveys and reports, Infobird believes the publications, surveys and reports are generally reliable, although s uch information is inherently subject to uncertainties and imprecise. In addition, the industry in which Infobird operates is subject to a high degree of u nce rtainty and risk due to a variety of important factors. As a result, these and other factors could cause results to differ materially from those expres sed in the estimates made by Infobird and third parties. • This presentation uses Infobird’ s trademarks. This presentation may also include trademarks, logos, trade names and service mar ks that are the property of others. Trademarks, logos, trade names and service marks referred to in this presentation may appear without the ® a nd ™ symbols, but those references are not intended to indicate that Infobird will not assert its rights, or that the applicable owner will not as sert its rights, to the fullest extent under applicable law. The trademarks, logos, trade names and service marks appearing in this presentation belong to th eir respective owners and do not provide or imply any endorsement, sponsorship or affiliation.

3 Free Writing Prospectus • This free writing prospectus relates to the proposed initial public offering of ordinary shares of Infobird, which are being registered on a registration statement on Form F - 1 (File No . 333 - 251234 ) (the “Registration Statement”) . This free writing prospectus should be read together with the preliminary prospectus dated December 9 , 2020 included in that Registration Statement, which can be accessed through the following link : https : //www . sec . gov/Archives/edgar/data/ 1815566 / 000173112220001267 /e 2270 _f - 1 . htm . • Infobird has filed the Registration Statement (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in that Registration Statement and other documents Infobird has filed with the Securities and Exchange Commission for more complete information about Infobird and the proposed offering . You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www . sec . gov . Alternatively, Infobird, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting ViewTrade Securities, Inc . by toll - free telephone call at 1 - 561 - 620 - 0306 , extension 104 , by mail at 7280 W . Palmetto Park Road, Suite 310 , Boca Raton, Florida 33433 , Attn : Prospectus Department, or by e - mail at IB@viewtrade . com .

4 Corporate Overview and Investment Highlights Industry Background, Our Products and Services and Competitive Strengths Strategy and Use of Proceeds Financial Summary and Proposed Offering Terms

5 Who are we 5 We are a software - as - a - service, or SaaS, provider of innovative AI - powered, or artificial intelligence enabled, customer engagement solutions in China. x A leading SaaS provider of AI - powered customer engagement solutions in China, especially in serving large enterprises in the finance industry x Self - developed cloud computing structure, patented AI technologies, and no - code development platform x Combined with our customer - centric culture and in - depth vertical knowledge of clients’ industries, we provide our clients with holistic solutions to maximize business value

Value - driven solutions: help our customers to increase revenue, reduce cost, enhance customer service quality and customer satis faction 6 Our Business 6 Sales Force Management Customer Engagement Q uali ty management Training Cloud computing structure Artifical intelligence technologies VoIP technologies (Voice over Internet Protocol) No - code development platform H i ghly intelligent P roof of stability and security at large scale Highly customizable P re - sales activities Post - sales c ustomer support S ales activities

7 Investment Highlights Strong relationships with clients, industry expertise and diverse client base 4 ▪ Accumulated valuable vertical knowledge and know - how of our clients’ industries ▪ Over 10,000 paid user accounts from 358 customers in the finance, education, public services, healthcare, and consumer products industries as of June 30, 2020 5 Visionary and experienced management team ▪ Graduates of the Tsinghua University and other reputable universities in China and abroad, with an average of over 20 years o f e xperience Advanced and proprietary technologies and strong research and development capabilities 3 ▪ Proprietary cloud - native communication technologies such as VoIP technologies, and AI technologies ▪ Self - developed cloud - based no - code development platform ▪ Self - developed cloud computing structure ▪ A robust intellectual property portfolio and a strong research and development team of over 120 professionals as of September 30 , 2020 1 Leading SaaS provider of AI - powered customer engagement solutions in China, especially in serving large enterprises in the finance industry ▪ Over 10 years of experiences serving large enterprises in the finance industry with stability and security under large volume of services Rapid growth and large market potential of the Chinese SaaS market 2 ▪ Approximately 44% CAGR from 2019 to 2020 ▪ Estimated market size of approximately $6.9 billion in 2022

8 Corporate Structure 100% Beijing Infobird Software Co., Ltd (“Infobird Beijing”) (China) Infobird Co., Ltd (Cayman Islands) Infobird International Limited (Hong Kong) Contractual agreement Infobird Digital Technology (Beijing) Co., Ltd (China) 100% Outside China Inside China Guiyang Infobird Cloud Computing Co., Ltd (China) Anhui Infobird Software Information Technology Co., Ltd (China) 90.18% 99.95%

9 Corporate Overview and Investment Highlights Industry Background, Our Products and Services and Competitive Strengths Strategy and Use of Proceeds Financial Summary and Proposed Offering Terms

$2.3 $3.3 $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 2019 2020 The SaaS Market in China, 2019 - 2020 (in Billions) The digital transformation and favorable government policies fuel the future of the SaaS market in China Source: Report on the Industry Trend of SaaS in China , Business Partner Consulting ▪ Emphasized development and application of cloud computing, such as SaaS, and issued several supporting policy documents not only on the big - picture level but also on the industry specific level, for instance: • The MIIT issued the Guidelines for Promoting Enterprises to Move Business to Cloud Platforms (2018 - 2020) in July 2018 An additional one million enterprises in China to initiate digital transformation and conduct business on cloud computing services in China by 2020. • People’s Bank of China issued the Development Plan for Financial Technology (FinTech) (2019 - 2021) in August 2019 To upgrade the technologies applied in the finance industry, including cloud computing, AI, and big data by 2021. ▪ Businesses have been investing heavily in digital transformation, with customer engagement as one of the largest areas of investment. Favorable government policies in China Digitalization transformation in China 10 Blooming SaaS industry in China ▪ The growth rate of SaaS industry is estimated to remain high in the next two years and market size is estimated to grow to approximately $6.9 billion in 2022.

11 Trend of the SaaS and Customer Engagement Industry ▪ (i) to become more intelligent with artificial intelligence, or AI, and big data technologies; and ▪ (ii) to incorporate industry expertise and vertically grow to penetrate markets in other industries, including the finance, healthcare, education, transportation, public services and retail industries. ▪ Shift from passive traditional tools to proactive AI - powered SaaS ▪ Industry expertise combined with novel technologies, such as AI and machine learning capabilities The SaaS Industry The Customer Engagement Industry

Omni - channel customer service Cloud call center AI voice Chatbot/AI text Chatbot Intelligent quality inspection Intelligent training Intelligent telemarketing Customer Engagement Software AI Customer Engagement AI Sales Force Management ▪ Functions : inbound and outbound calls through various terminals, interactive voice responses, batch calls and other add - on services with our open API ▪ Cloud computing structure and our proprietary technologies : ensure scalable, steady, secure, and flexible access to accounts with high voice transmission quality ▪ AI empowered : predictive dialing robot ▪ Functions: automatically initiate calls , run multiple processes at a time, and perform common or repetitive tasks ▪ AI empowered: Leveraging AI voice Chatbot and collect information from interactions between sales representatives and customers to create labels for each customer and to analyze and predict customer behaviors. ▪ Functions : cross - channel interaction support, customizable ticket systems and other add - on services with open API ▪ Omni - channel with single view of customer: integrate interactions through telephone calls, videos, emails, social media platforms, websites, and text messages ▪ AI empowered : AI voice Chatbot/AI text Chatbot and intelligent form filling ▪ Functions: multiple rounds of free conversations with customers, referring to the context for better understanding, and recognizing the intentions of customers ▪ AI empowered : leveraging self - developed NLP technology and licensed ASR and TTS technologies ▪ Functions : coverage to monitor and benchmark performances of sales and customer service representatives and aiding in the fulfillment of obligations under compliance regulations ▪ AI empowered: leveraging self - developed NLP technology and licensed ASR technologies to convert voice to text and to carry out contextual understanding ▪ Functions : standardized training, interactive training sessions and tests with AI Chatbots for sales and customer service representatives ▪ AI empowered: AI text Chatbot/AI voice Chatbot for interactive training sessions, leveraging self - developed NLP technology and licensed ASR and TTS technologies 12

Primary Service Offerings ▪ Support a variety of cloud deployment, g enerally public cloud deployment is adopted ▪ Standardized, no customiz ation required ▪ Ready to launch Standard cloud - based SaaS services ▪ Support a variety of cloud deployment, generally private or hybrid cloud deployment is adopted ▪ Involve preliminary research of clients’ businesses and their objective of customer engagement, along with design, modification, and integration of some of our fundamental SaaS in order to fit seamlessly with our clients’ actual business processes ▪ Consist of call center outsourcing operation services ▪ Supply a full set of resources for such services, including the physical space, physical agents, call center equipment, fixed line and internet network, system management, maintenance and other services to meet our clients’ needs 13 Customized cloud - based SaaS services Business process outsourcing services

14 Competitive Strengths Strength 1: Advanced and Proprietary Technologies and Innovative No - code Development Platform Strength 2: Specialization in Serving Large Enterprises in the Finance Industry Strength 3: Strong Relationships with Clients, Industry Expertise and Diverse Client Base Strength 4: Award - winning and Recognized Company Strength 5: Visionary and Experienced Management Team

15 Strength 1: Advanced and Proprietary Technologies and Innovative No - code Development Platform Self - developed cloud computing structure AI and machine learning capabilities No - code development platform Patented VoIP technologies ▪ Flexible scale - out capabilities ▪ High tolerance of failures and default ▪ Ultra - large - scale concurrence capabilities ▪ Multiple rounds of free conversations with customers, referring to the context for better understanding, automatically capturing key words, recognizing the intentions of customers and accurately converting voice to text or vice versa ▪ Flexible by design, enabling us to deploy pre - coded microservice modules and packages ▪ Supports open application programming interface (“API”) and software development kit and therefore allows easy integration with our clients’ call centers, websites and software ▪ Significantly reduces the time required to program customized services and products ▪ Intelligent routing ▪ Multi - voice coding support ▪ Multi - endpoint access support ▪ Provide optimal voice transmission quality by monitoring network fluctuation to deploy voice routing notes and adjusting voice coding based on the latest status of network bandwidth As of September 30, 2020, we had an intellectual property portfolio consisting of 19 patents and 51 software copyrights, and our research and development team accounted for approximately 41.2% of our total employees.

16 Strength 2: Specialization in Serving Large Enterprises in the Finance Industry 16 One of the first enterprises to enter the SaaS customer engagement industry in China, particularly in the finance industry Client cultivation Self - developed cloud computing structure Technological and service capabilities ▪ Pioneered the market ： Our first SaaS contract with a large bank dates back to 2011 ▪ Began small as a trial service and then expanded: we successfully expanded the average monthly paid user accounts for one client to over 6,000 for the six months ended June 30, 2020 ▪ Accumulated strong know - how in the finance industry ▪ Advanced cloud computing structure: flexible scale - out capabilities, high tolerance of failures and default, and support ultra - large - scale concurrence ▪ Most providers in China adopt an open - source approach, where one soft switch with open source can support approximately 2,000 concurrent agents whereas our cloud computing structure can support over 10,000 agents under the same resources ▪ We believe we have proven our capabilities to serve demanding large financial enterprises in the long - term: we believe we have met the high stability and service level requirements of large financial enterprises 16

17 Strength 3: Strong Relationships with Clients, Industry Expertise and Diverse Client Base Direct Approach Indirect Approach Online Offline x Online advertising x Cooperate with search engines to create sales opportunities x Sales team in Beijing, Shanghai, Guangzhou and Guiyang x Actively participate in industry forums and seminars x Organized the FINTECH Intelligent Finance Forum of China International Big Data Industry Expo 2019 held in Guiyang in 2019 x Establish strategic cooperative relationships with telecommunications carriers x Through proactive communication, such carriers facilitate cooperation between us and their customers who have expressed needs in cloud - based customer engagement x Cooperate with referral and/or reseller partners Client base ▪ Over 10,000 paid user accounts from 358 customers in the finance, education, public services, healthcare, and consumer products industries as of June 30, 2020

18 Strength 4: Award Winning and Recognized Company 2008 2012 2017 2018 2019 ▪ Top 100 Global High - Tech Growth Company by Red Herring (2008); ▪ Deloitte Technology Fast 50 China by Deloitte (2012) ▪ The Best Cloud Computing Solutions, Cloud China by the Ministry of Industry and Information Technology of the PRC (2017) ▪ Best Solutions in Cloud Customer Communication in China by CCIDNet.com and “Internet Economy” Magazine (2018); ▪ Top 100 Quasi Unicorn Company (Intelligent Cloud Customer Services) by “China Internet Week” of Chinese Academy of Sciences, Center for Informatization Study, and eNet Research (2019) ▪ Top 100 Artificial Intelligence Company by “China Enterprise News” Group and “China Internet Week” of Chinese Academy of Sciences (2019)

19 Strength 5: Visionary and experienced management team Yimin Wu CEO and Chairman of the Board of Directors Lianfang Zhou CFO Hsiaochien Tseng EVP Chunhsiang Chen CTO and VP ▪ Founder, Chairman and CEO of Infobird Beijing since 2001 ▪ Served as general manager of Beijing Jing Zhou Computers, Co., Ltd. ▪ Over 30 years of computing experience ▪ Finance manager of Infobird Beijing from 2010 to 2020 ▪ Finance director of Infobird Beijing since 2020 ▪ Holds the intermediate accountant qualification certificate issued by the Ministry of Finance of China ▪ Over 15 years of financial experience ▪ Executive vice presiden t of Infobird Beijing since 2020 ▪ Served as senior vice president of Hua Tuo Digital Technology Group Co., Ltd. ▪ Served as sales director of the Credit Card Center of China Guangfa Bank ▪ Over 19 years of sales experience ▪ Vice president of Infobird Beijing since 2012 ▪ Served as advisory programmer of IBM ▪ Founded GenNet Technology Co., Ltd. and served as CEO ▪ Over 30 years of information technology experience

20 Board of Directors Yimin Wu Dongliang Jiang Hanbin Xiao Directors Independent Directors ▪ Director of Infobird Beijing since 2001 ▪ Founder of Anhui Laolinju Internet Technology Co., Ltd. ▪ Served as vice president of Infobird Beijing ▪ Over 20 years of management experience ▪ Served as general manager of Jiangxi Yurun Lida Equity Investment Management Co., Ltd., or Lida Equity Investment ▪ Served as a member of the board of directors of several investment targets of Lida Equity Investment ▪ Chair of Audit Committee ▪ Served as the chief executive officer of Q.E.P. Co., Inc. ▪ Served as a director and chairman of the audit committee of Hancock Fabrics, Inc. ▪ Held various senior management roles in Applica Incorporated (NYSE: APN) ▪ Chair of compensation committee ▪ Member of audit committee ▪ Served as the chairman of the board of directors of China Convoy (Beijing) Information Technology Group Co., Ltd. ▪ Served as chief executive officer of Shizun (Beijing) Electronic Technology Co., Ltd . ▪ Chair of nomination and governance committee ▪ Member of audit committee ▪ Member of compensation committee ▪ Founder of Ningbo Play Capital Investment Management Co., Ltd. ▪ Served as managing director of the China Office of International Game Technology (NYSE: IGT) ▪ Senior Vice President of MIH Asia ▪ Member of nomination and governance committee ▪ S erved as chief executive officer of IntelliCredit Co., Ltd ▪ Served as domain expert in the credit bureau of People’s Bank of China ▪ S erved as director of Technology and Operations of Greater China of Experian Plc. Harry D. Schulman Feng Liu Zhixiong Wang Xuan Li ▪ Founder, Chairman and CEO of Infobird Beijing since 2001 ▪ Served as general manager of Beijing Jing Zhou Computers, Co., Ltd. ▪ Over 30 years of computing experience

21 Corporate Overview and Investment Highlights Industry Background, Our Products and Services and Competitive Strengths Strategy and Use of Proceeds Financial Summary and Proposed Offering Terms

22 Strategy Expand client base in the finance industry with enhanced sales and marketing and solutions Strengthen sales and marketing Further improve AI and machine learning capabilities ▪ Enhance our AI customer engagement solutions in the industry and acquire new clients and cross - sell and/or upsell our AI - powered SaaS to existing clients ▪ Recruit sales personnel and consultants with financial industry background and resources ▪ Strategic partnerships with other service providers of financial institutions ▪ Actively participate in industry bidding ▪ Further enter other mature industries in 2021 ▪ Develop targeted sales plans and products ▪ Designate team of industry experts and consultants ▪ Strengthen customer lifecycle management ▪ Expand the sales team ▪ Devote more resources to manage key customers ▪ Develop further indirect sales channels ▪ Continue to organize and participate in industry forums and seminars ▪ Advertising online and offline ▪ Improve website and social media accounts ▪ Customer engagement hub ▪ One single view of customer ▪ Knowledge graphs ▪ Customer journey maps ▪ Open API of no - code development platform 1 3 4 Enter other mature industries 2

23 Use of Proceeds* 50% 26% ▪ Strengthen sales and marketing ▪ W orking capital and general corporate purposes 24% ▪ Research and development * Reflects approximations. Estimated Use of Proceeds:

24 Corporate Overview and Investment Highlights Industry Background, Our Products and Services and Competitive Strengths Strategy and Use of Proceeds Financial Summary and Proposed Offering Terms

Financial Summary * Summary of Income Statement Summary of Balance Sheet * Reflects approximations. 25 June 30, 2020 December 31, 2019 December 31, 2018 $ $ $ (Unaudited) Current assets 6,115,689 5,944,254 6,608,143 Total assets 12,013,367 11,139,226 10,369,927 Current liabilities 6,645,631 7,343,064 10,003,872 Total liabilities 6,906,145 7,544,671 10,058,604 Total equity 5,107,222 3,594,555 311,323 For the Six Months Ended June 30, For the Years ended December 31, 2020 2019 2019 2018 $ $ $ $ (Unaudited) (Unaudited) Revenue 6,232,741 9,356,638 18,248,289 18,789,550 Gross Profit 4,067,098 4,799,764 10,261,143 9,485,747 Gross Margin 65% 51% 56% 51% Net Income 1,572,541 1,954,427 5,101,828 2,442,375

26 Proposed Offering Terms Issuer Proposed Price Per Share Proposed Trading Symbol ▪ Infobird Co., Ltd Proposed Offering Size ▪ $ 4.00 ▪ $ 25,000,000* ▪ BIRD Proposed Shares Offered ▪ 6 ,250,000 ordinary shares* Proposed Underwriters ▪ ViewTrade Securities, Inc. ▪ GF Securities (Hong Kong) Brokerage Limited Security ▪ Ordinary Shares Proposed Exchange ▪ The Nasdaq Capital Market * Assumes no exercise of the underwriters’ over - allotment option to purchase up to 937,500 additional ordinary shares.